ENGENYOUS Technologies Inc
400 S Dixie Highway, Hallandale, FL 33009
__________________________________________


Securities and Exchange Commission
450 Fifth Street, N W
Judiciary Plaza
Washington DC 20549-1004               June 30, 2000





Re:  ENGENYOUS Technologies Inc Registrations
Form 10SB  Commission #  0001092892



Ladies and Gentlemen,

On behalf of Engenyous Technologies Inc(the
"Company"), this letter is filed pursuant to Rule 477 under the Securities Act of 1933, with respect to the Registration
Statement on Form SB10, SEC File No.0001092892, which was initially filed on September 8, 1999, and all the amendments (the "Registration
Statement").


In light of current market conditions, the Company has determined not to proceed being a public reporting Company. No securities have been sold pursuant to the Registration
Statement.  Accordingly, the Company
hereby withdraws the Registration Statement.


 Sincerely,

 ENGENYOUS Technologies Inc

   /S/
 ----------------------------
 Clyde Smyth
 President and Chief Executive Officer